Exhibit 99.1

MEDIA CONTACT:
Jim Wheaton
Chief Compliance Officer
Liberty Tax Service
(800) 790-3863
jim.wheaton@libtax.com

Liberty Tax Creates Compliance Task Force

Company takes strong stance in response to recent events

Virginia Beach, VA (April 20, 2016) – Liberty Tax, Inc. (NASDAQ: TAX)

Liberty Tax Service announced today the development of an Executive Task Force committed to examining issues within the company and taking aggressive action to ensure all franchisees meet Liberty's high standards.

In the last several months, the Company's internal compliance program has identified issues at franchise locations that have led Liberty to close or take over certain offices. State and federal authorities have been involved with some of these offices.

Liberty takes these matters seriously and intends to work closely with state and federal officials to effectively address any problems, reach resolution, and continue to strengthen the brand.

Gordon D'Angelo, a member of the Board of Directors, has been appointed to lead the Task Force, which will add a level of rigor and scrutiny to tax preparation done by Liberty franchisees.  The Task Force will seek to ensure that franchisees live up to the standards required of Liberty.

"Liberty Tax will not tolerate fraud in any form. The vast majority of our 2,000 franchisees are hard-working, small business men and women who uphold Liberty's high standards and are good corporate citizens in their communities," said John Hewitt, founder and CEO of Liberty. "An extremely small percentage of franchisees are under scrutiny. Where we have found violations, we have terminated franchisees and in some cases even brought legal suit."

Liberty is committed to identifying additional areas where we can improve our organization's standards.  In addition to the Task Force, the Company has in place:

•	A tax preparer certification process
•	A tax preparer ethics test
•	A system that monitors returns for anomalies
•	A system to report situations to the authorities when appropriate
•	Ongoing internal investigations
•	A mystery shopping program
•	On-site compliance reviews
•	Tools to block certain return types

Liberty Tax has enhanced its Compliance and Risk Management department to uncover violations, blacklist tax preparers suspected of wrongdoing, and report those suspicions to the IRS. The Company will work with authorities and officials in every way to uphold and enforce the high standards we set for our franchisees and serving our customers.

Liberty anticipates additional improvements to its compliance processes and will implement changes as warranted to strengthen the Company and the tax preparation industry.

About Liberty Tax, Inc.

Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc. (NASDAQ: TAX) is the parent company of Liberty Tax Service. Liberty Tax is one of the fastest-growing tax preparation franchises and has prepared almost 20 million individual income tax returns in more than 4,100 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 21,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

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